Exhibit 99.1

NEWS RELEASE

Mike Zellner Vice President & CFO Tel: 1 408.988.1204	David Climie VP Marketing Communications Tel: 1 408.988.8276	Susan Shaw Manager, Communications Tel: 1 408.988.8515

PMC-SIERRA ANNOUNCES COST REDUCTION INITIATIVE AND

BUSINESS OUTLOOK UPDATE FOR FIRST QUARTER 2007

SANTA CLARA, CA, March 29, 2007 – PMC-Sierra, Inc. (Nasdaq:PMCS), today announced that it is undertaking a corporate restructuring that the Company expects will reduce on-going annualized operating expenses by an estimated $20 to $24 million per year.

The Company’s decision to initiate cost reduction activities is part of its on-going effort to improve its corporate operating performance and boost productivity across the organization. The program will include the closure of two of PMC-Sierra’s R&D centers in Winnipeg, Manitoba and Saskatoon, Saskatchewan. The total work force reduction under this restructuring is expected to be approximately 175 positions across the organization. PMC-Sierra currently has 1,183 employees worldwide. The restructuring will begin immediately and is expected to be substantially complete by the end of the third quarter of 2007.

The Company estimates that the total costs and charges associated with the restructuring will be approximately $12 million to $14 million. These costs and charges will include severance costs related to the workforce reduction as well as costs associated with the planned closure of facilities and other related asset write-offs.

“By improving the efficiency of our operations while focusing on our most promising growth opportunities, PMC-Sierra will become more efficient and be in a better position to compete and gain share in our key target market segments,” said Bob Bailey, Chairman and CEO of PMC-Sierra. “These initiatives will better align our efforts on our strategic customer engagements in the Fiber To The Home, enterprise storage, and other communications infrastructure product areas.”

Regarding current business activity levels, the Company’s revenues for the first quarter of 2007 are expected to be between the middle to high end of the range that was provided during the Company’s webcast conference call on January 25, 2007 following its fourth quarter 2006 earnings release. At that time, the revenue outlook provided was a range of $98 to $105 million for the first quarter of 2007.

Management will provide more details on the corporate restructuring and changes in asset carrying values and related accounting charges during the Company’s first quarter 2007 conference call scheduled for April 25, 2007 at 1:30 PM Pacific Time. To listen to the call, please access the audio webcast of the call from our corporate website at www.pmc-sierra.com. To listen to a live version of the conference call by telephone, please dial (913) 312-1295. A phone replay will be available 15 minutes after the completion of the call and can be accessed by dialing (719) 457-0820 (enter access code: 3449714).

Safe Harbor Statement

This press release contains forward-looking statements, including statements regarding PMC-Sierra’s potential revenues, expense reductions and related costs, which are subject to risks and uncertainties. Actual results may differ from projections. The Company’s SEC filings describe more fully the risks associated with the Company’s business including PMC-Sierra’s limited revenue visibility due to variable customer demands, orders with short delivery lead times, inventory levels in the supply chain, customer concentration, and changing environments in the different segments and regions of the business. The Company does not undertake any obligation to update the forward-looking statements.

About PMC-Sierra

PMC-SierraTM is a leading provider of broadband communications and storage semiconductors for metro, access, fiber to the home, wireless infrastructure, storage, laser printers and fiber access gateway equipment. PMC-Sierra offers worldwide technical and sales support, including a network of offices throughout North America, Europe, Israel and Asia. The company is publicly traded on the NASDAQ Stock Market under the PMCS symbol and is included in the S&P 500 Index. For more information, visit www.pmc-sierra.com.